                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G
                                  (Rule 13d-1)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(d)

                              (Amendment No. 2) (1)


                             Miller Industries Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    600551204
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   May 3, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [_] Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 600551204
          ---------

1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scopia Management Inc.
     13-416-2637

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

     1,247,641

6. SHARED VOTING POWER

     0

7. SOLE DISPOSITIVE POWER

     1,247,641

8. SHARED DISPOSITIVE POWER

     0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,247,641

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.14%

12. TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS

CUSIP No. 600551204
          ---------

1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scopia PX LLC
     05-054-8220

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3. SEC USE ONLY



4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

   0

6. SHARED VOTING POWER

   197,700

7. SOLE DISPOSITIVE POWER

   0

8. SHARED DISPOSITIVE POWER

   197,700

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   197,700

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
+
                                                                     [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    1.77%

12. TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------

1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Scopia Partners LLC
   13-415-6693

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3. SEC USE ONLY



4. CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

   0

6. SHARED VOTING POWER

   95,082

7. SOLE DISPOSITIVE POWER

   0

8. SHARED DISPOSITIVE POWER

   95,082

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   95,082

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .85%

12. TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------

1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Scopia Long LLC
   41-2160023

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

   0

6. SHARED VOTING POWER

   12,000

7. SOLE DISPOSITIVE POWER

   0

8. SHARED DISPOSITIVE POWER

   12,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   12,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .11%

12. TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------

1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Matthew Sirovich

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3. SEC USE ONLY



4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

   0

6. SHARED VOTING POWER

   28,000

7. SOLE DISPOSITIVE POWER

   0

8. SHARED DISPOSITIVE POWER

   28,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   28,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .25%

12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------

1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Jack Carlos Mindich

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3. SEC USE ONLY



4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

   0

6. SHARED VOTING POWER

   2,000

7. SOLE DISPOSITIVE POWER

   0

8. SHARED DISPOSITIVE POWER

   2,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .02%

12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------

1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Scopia International Limited


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3. SEC USE ONLY



4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

   0

6. SHARED VOTING POWER

   486,145

7. SOLE DISPOSITIVE POWER

   0

8. SHARED DISPOSITIVE POWER

   486,145

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   486,145

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.34%

12. TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------

1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Meredith Elson

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3. SEC USE ONLY



4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

   0

6. SHARED VOTING POWER

   3,000

7. SOLE DISPOSITIVE POWER

   0

8. SHARED DISPOSITIVE POWER

   3,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    .03%

12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------

1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   The Coast Fund LP
   99-0129682


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3. SEC USE ONLY



4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

   0

6. SHARED VOTING POWER

   236,560

7. SOLE DISPOSITIVE POWER

   0

8. SHARED DISPOSITIVE POWER

   236,560

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   236,560

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    2.11%

12. TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------

1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Scopia Partners QP LLC
   32-0105312


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3. SEC USE ONLY



4. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

   0

6. SHARED VOTING POWER

   187,154

7. SOLE DISPOSITIVE POWER

   0

8. SHARED DISPOSITIVE POWER

   187,154

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   187,154

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    1.67%

12. TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   1600551204
            ----------

Item 1(a).  Name of Issuer:

            Miller Industries Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            8503 Hilltop Drive, Suite 100
            Ooltewah, TN  37363
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Scopia Management Inc.
            Scopia PX LLC
            Scopia Partners LLC
            Scopia Long LLC
            Scopia International Limited
            The Coast Fund LP
            Scopia Partners QP LLC
            Matthew Sirovich
            Jack Carlos Mindich
            Meredith Elson
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal Business Office of Scopia Management Inc., Scopia PX LLC, Scopia Partners LLC, Scopia Long LLC, The Coast Fund LP, Scopia Partners QP LLC, Matthew Sirovich, Jack Carlos Mindich and Meredith Elson is:

            100 Park Avenue, New York, NY  10017

            The principal Business Office of Scopia International Limited is:

            c/o Prime Management Limited
            Mechanics Building
            12 Church Street
            Hamilton HM 11, Bermuda
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            The citizenship of Scopia Management Inc., Scopia PX LLC, Scopia Partners LLC, Scopia Long LLC, Scopia Partners QP LLC, Matthew Sirovich, Jack Carlos Mindich, Meredith Elson and The Coast Fund LP is:

            United States

            The citizenship of Scopia International Limited is:

            Bermuda
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.01 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            600551204
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)       [_] Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [X] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.*

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


     Scopia Management Inc.

     (a) Amount beneficially owned:

         1,247,641 shares
         -----------------------------------------------------------------------

     (b) Percent of class:

         11.14%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote

               1,247,641

         (ii)  Shared power to vote or to direct the vote

               0

         (iii) Sole power to dispose or direct the disposition of

               1,247,641

         (iv)  Shared power to dispose or direct the disposition of

               0


     Scopia PX LLC

     (a) Amount beneficially owned:

         197,700
         -----------------------------------------------------------------------

     (b) Percent of class:

         1.77%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote

               0

         (v)   Shared power to vote or to direct the vote

               197,700

         (vi)  Sole power to dispose or to direct the disposition of

               0

         (vii) Shared power to dispose or to direct the disposition of

               197,700


     Scopia Long LLC

     (a) Amount beneficially owned:

         12,000
         -----------------------------------------------------------------------

     (b) Percent of class:

         .11%
      --------------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (ii)  Sole power to vote or to direct the vote

               0

         (viii) Shared power to vote or to direct the vote

                12,000

         (ix)  Sole power to dispose or to direct the disposition of

               0

         (x)   Shared power to dispose or to direct the disposition of

               12,000

     Scopia Partners LLC

     (a) Amount beneficially owned:

         95,082
         -----------------------------------------------------------------------

     (b) Percent of class:

         .85%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (iii) Sole power to vote or to direct the vote

               0

         (xi)  Shared power to vote or to direct the vote

               95,082

         (xii) Sole power to dispose or to direct the disposition of

               0

         (xiii) Shared power to dispose or to direct the disposition of

                95,082

      Matthew Sirovich

     (a) Amount beneficially owned:

         28,000
         -----------------------------------------------------------------------

     (b) Percent of class:

         .25%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote

               0

         (ii)  Shared power to vote or to direct the vote

               28,000

         (iii) Sole power to dispose or to direct the disposition of

               0

         (iv)  Shared power to dispose or to direct the disposition of

               28,000


      Jack Carlos Mindich

     (a) Amount beneficially owned:

         2,000
         -----------------------------------------------------------------------

     (b) Percent of class:

         .02%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote

               0

         (ii)  Shared power to vote or to direct the vote

               2,000

         (iv)  Sole power to dispose or to direct the disposition of

         (iv)  Shared power to dispose or to direct the disposition of

               2,000


     Scopia International Limited

     (a) Amount beneficially owned:

         486,145
         -----------------------------------------------------------------------

     (b) Percent of class:

         4.34%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote

               0

         (ii)  Shared power to vote or to direct the vote

               486,145

         (iii) Sole power to dispose or to direct the disposition of

               0

         (iv)  Shared power to dispose or to direct the disposition of

               486,145


       Meredith Elson

     (a) Amount beneficially owned:

         3,000
         -----------------------------------------------------------------------

     (b) Percent of class:

         0.03%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote

               0

         (ii)  Shared power to vote or to direct the vote

               3,000

         (iii) Sole power to dispose or to direct the disposition of

         (iv)  Shared power to dispose or to direct the disposition of

               3,000


      The Coast Fund LP

     (a) Amount beneficially owned:

         236,560
         -----------------------------------------------------------------------

     (b) Percent of class:

         2.11%
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (v)   Sole power to vote or to direct the vote

               0

         (vi)  Shared power to vote or to direct the vote

               236,560

         (vii) Sole power to dispose or to direct the disposition of

               0

         (viii) Shared power to dispose or to direct the disposition of

                236,560


      Scopia Partners QP LLC

     (a) Amount beneficially owned:

         187,154
         -----------------------------------------------------------------------

     (b) Percent of class:

         1.67%
        ------------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (ix)  Sole power to vote or to direct the vote

         (x)   Shared power to vote or to direct the vote

               187,154

         (xi)  Sole power to dispose or to direct the disposition of

               0

         (xii) Shared power to dispose or to direct the disposition of

               187,154


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         -----------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and
     Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.


          The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        June 9, 2005
                                        ----------------------------------------
                                                      (Date)

                                        SCOPIA MANAGEMENT INC.
                                        By: /s/ Jeremy Mindich
                                        ----------------------------------------
                                        Name: Jeremy Mindich
                                        Title:  President


                                        SCOPIA PX LLC
                                        By: /s/ Jeremy Mindich
                                        ----------------------------------------
                                        Name: Jeremy Mindich
                                        Title: Managing Member of its
                                               Managing Member

                                        SCOPIA Partners LLC
                                        By: /s/ Jeremy Mindich
                                        ----------------------------------------
                                        Name: Jeremy Mindich
                                        Title: Managing Member of its
                                               Managing Member

                                        SCOPIA Long LLC
                                        By: /s/ Jeremy Mindich
                                        ----------------------------------------
                                        Name: Jeremy Mindich
                                        Title: Managing Member of its
                                               Managing Member

                                        THE COAST FUND LP by Scopia Management,
                                        Inc. As its Investment Advisor
                                        By: /s/ Jeremy Mindich
                                        ----------------------------------------
                                        Name: Jeremy Mindich
                                        Title: President

                                        SCOPIA PARTNERS QP LLC
                                        By: /s/ Jeremy Mindich
                                        ----------------------------------------
                                        Name: Jeremy Mindich
                                        Title: Managing Member of its
                                               Managing Member

                                        SCOPIA INTERNATIONAL LLC
                                        By: /s/ Jeremy Mindich
                                        ----------------------------------------
                                        Name: Jeremy Mindich
                                        Title: Director

                                        By: /s/ Matthew Sirovich
                                         ---------------------------------------
                                        Name: Matthew Sirovich

                                        Jack Carlos Mindich
                                        By: /s/ Jeremy Mindich
                                         ---------------------------------------
                                        Name: Jeremy Mindich
                                        Title: Power of Attorney

                                        Meredith Elson
                                        By: /s/ Matthew Sirovich
                                        ----------------------------------------
                                        Name: Matthew Sirovich
                                        Title: Power of Attorney



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


22124.0001 #548047